                            ASSET PURCHASE AGREEMENT


                                 by and between

                           KEITHLEY INSTRUMENTS, INC.

                                       and

                    INOVISION RADIATION MEASUREMENTS, L.L.C.

                               dated July 31, 1998

                            ASSET PURCHASE AGREEMENT

                                    CONTENTS
                                    --------


                                                                                                                  Page
                                                                                                                  ----
ARTICLE I.   ASSETS TO BE PURCHASED.................................................................................1
         Section 1.1.  Description of Assets .......................................................................1
         Section 1.2.  Non-Assignment of Certain Property...........................................................2

ARTICLE II.  ASSUMPTION OF OBLIGATIONS..............................................................................2
         Section 2.1.  Assumption of Certain Obligations............................................................2

ARTICLE III. PURCHASE PRICE.........................................................................................3
         Section 3.1.  Consideration................................................................................3
         Section 3.2.  Payment......................................................................................3
         Section 3.3.  Purchase Price Allocation....................................................................3
         Section 3.3.  Purchase Price Allocation....................................................................3
         Section 3.4.  Proration of Expenses........................................................................3
         Section 3.5.  Post-Closing Payment.........................................................................3

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES........................................................................3
         Section 4.1       .........................................................................................3
         (a)  Organization..........................................................................................4
         (b)  Authorization; No Conflicts...........................................................................4
         (c)  Litigation............................................................................................4
         (d)  Brokers and Finders...................................................................................4

         Section 4.2       .........................................................................................4
         (a)  Corporate Organization................................................................................4
         (b)  Authorization; No Conflicts...........................................................................4
         (c)  Compliance With Law...................................................................................4
         (d)  Proprietary Rights....................................................................................4
         (e)  Title to Properties...................................................................................5
         (f)  Brokers, Finders......................................................................................5
         (g)  Legal Proceedings, etc................................................................................5
         (h)  Contracts and Commitments.............................................................................5
         (i)  Financial Statements..................................................................................6
         (j)  Real Property Leases..................................................................................6
         (k)  Benefit Plans.........................................................................................6
         (l)  Environmental Matters.................................................................................6
         (n)  Warranties............................................................................................8
         (o)  Customers.............................................................................................8
         (p)  Suppliers.............................................................................................8
         (q)  Absence of Certain Changes............................................................................8
         (r)  Inventory.............................................................................................9
         (s)  Accounts Receivable...................................................................................9
         (t)  Employee Matters......................................................................................9



                                     Page i

ARTICLE V.  COVENANTS..............................................................................................10
         Section 5.1.  Employees...................................................................................10
         Section 5.2.  Conduct of Business of Seller prior to the Time of Closing..................................10
         Section 5.3.  Inspection of Books and Records.............................................................11
         Section 5.4.  Severability................................................................................11
         Section 5.5.  Further Assurances..........................................................................11
         Section 5.6.  No Public Announcement......................................................................11
         Section 5.7.  Use of Keithley Name........................................................................11
         Section 5.8.  Key Employee Agreement......................................................................11
         Section 5.9.  Non-Competition Covenant....................................................................12
         Section 5.10.  IST Technology.............................................................................12
         Section 5.11.  Access to Records..........................................................................13
         Section 5.12.  Common and Unique Parts....................................................................13

ARTICLE VI.  CLOSING...............................................................................................13
         Section 6.1.  Time of Closing.............................................................................13
         Section 6.2.  Deliveries by Seller........................................................................13

ARTICLE VII.  CONDITIONS PRECEDENT TO OBLIGATIONS..................................................................14
         Section 7.1.  Conditions to Obligations of Buyer..........................................................14
         (a)  Representations and Warranties.......................................................................14
         (b)  Performance of Agreement.............................................................................14
         (c)  No Adverse Proceeding................................................................................14
         (d)  Certificate..........................................................................................14
         (e)  Approval of Board of Directors.......................................................................15

         Section 7.2.  Conditions to Obligations of Seller.........................................................15
         (a)  Representations and Warranties.......................................................................15
         (b)  Performance of Agreement.............................................................................15
         (c)  No Adverse Proceeding................................................................................15
         (d)  Certificate..........................................................................................15
         (e)  Approvals of Boards of Directors.....................................................................15

         Section 7.3.  Efforts to Close............................................................................15

ARTICLE VIII.  INDEMNIFICATION.....................................................................................15
         Section 8.1.  Survival of Representations, Warranties and Agreements......................................15
         Section 8.2.  Indemnification.............................................................................16
         Section 8.3.  Limitations on Indemnification..............................................................16
         Section 8.4.  Exclusive Remedy of Buyer...................................................................17
         Section 8.5.  Procedure for Indemnification with Respect to Third-Party Claims............................17
         Section 8.6.  Procedure For Indemnification with Respect to Non-Third-Party Claims........................18
         Section 8.7.  Consent to Service..........................................................................18

ARTICLE IX.  TERMINATION...........................................................................................19
         Section 9.1. Termination by Either Party..................................................................19

ARTICLE X.  MISCELLANEOUS PROVISIONS...............................................................................19
         Section 10.1.  Notice.....................................................................................19


                                     Page ii

         Section 10.2.  Entire Agreement...........................................................................19
         Section 10.3.  Binding Effect; Assignment.................................................................19
         Section 10.4.  Captions...................................................................................20
         Section 10.6.  Waiver; Consent............................................................................20
         Section 10.7.  No Third Party Beneficiaries...............................................................20
         Section 10.8.  Counterparts...............................................................................20
         Section 10.9.  Governing Law..............................................................................20




                                    Page iii

                            ASSET PURCHASE AGREEMENT
                            ------------------------


                  THIS AGREEMENT dated as of July 31, 1998, is by and between Keithley Instruments, Inc., an Ohio corporation ("Seller" or "Keithley"), and Inovision Radiation Measurements, L.L.C., a Delaware limited liability company ("Buyer").


                                   WITNESSETH:
                                   -----------

                  WHEREAS, Buyer desires to purchase and Seller desire to sell certain assets of Seller used in the operation of Seller's Radiation Measurements Division (the "Division") on the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Buyer and Seller hereby agree as follows:


                        ARTICLE I. ASSETS TO BE PURCHASED
                        ---------------------------------

                  SECTION 1.1. DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as hereinafter defined), Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller at the Time of Closing in and to the following assets, properties, rights (contractual or otherwise) and business of Seller relating to and used exclusively in the operation of the Division.

                  (a) All rights and claims under leases of real property and improvements listed on SCHEDULE 1.1(a), along with all appurtenant rights, easements and privileges appertaining or relating thereto (the "Real Property Leases");

                  (b) All machinery, equipment, tooling, parts, furniture, supplies, and other tangible personal property described on SCHEDULE 1.1(b) (the "Personal Property");

                  (c) All raw materials, supplies, component parts, work-in-process and finished goods inventory and other inventory of the Division, including, without limitation, the Inventory listed on
         SCHEDULE 1.1(c) (the "Inventory");

                  (d) All franchises, licenses, permits, consents authorizations, approvals, and certificates of any regulatory, administrative or other government agency or body (to the extent the same are transferable) listed on SCHEDULE 1.1(d) (the "Permits");

                  (e) All patents, trade secrets, proprietary rights, computer software, trademarks, service marks, trade names, copyrights and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof, and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices, in each case as and to the extent listed or described on
         SCHEDULE 1.1(e) and all the trade secrets and know-how relating exclusively to the Division's products and not relating to other products of Seller (collectively, the "Proprietary Rights");

                  (f) All contracts, agreements, purchase and sales orders, quotations and executory commitments, arrangements, and understandings of Seller, whether oral or written to which Seller is a party (whether or not legally bound thereby), listed on SCHEDULE 1.1(f) (the "Contracts");

                  (g) All accounts receivable listed on SCHEDULE 1.1(g) and any generated by the Division's business after the Effective Time (as defined in Section 6.1);

                  (h) All books of account, customer lists, files, papers and records of the Division, subject to Section 5.11;

                  (i) All prepaid expenses and deposits relating to the Division's business;

                  (j) All cash generated by the Division's business after the Effective Time (except cash relating exclusively to the Excluded Assets);

                  (k) All goodwill of the Division.

provided, however, that there shall be excluded from the assets, properties, rights (contractual and otherwise) and business of Seller to be conveyed, sold, transferred, assigned, and delivered to Buyer under this Agreement, those items listed on SCHEDULE 1.1(z) (the "Excluded Property"), and items disposed of between signing and closing in ordinary course consistent with this Agreement. All of the assets, properties, rights (contractual and otherwise) and business to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 are hereinafter collectively referred to as the "Property".

                  SECTION 1.2. NON-ASSIGNMENT OF CERTAIN PROPERTY. To the extent that the assignment hereunder of any of the Property shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use all reasonable efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits of such Property and for Buyer to perform the obligations attendant to such Property and enforce, at the request of Buyer and for the account of Buyer, any rights of Seller arising from a Contract or Permit included in the Property including without limitation the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer.


                     ARTICLE II. ASSUMPTION OF OBLIGATIONS
                     -------------------------------------

                  Section 2.1.  Assumption of Certain Obligations.
                  ------------  ----------------------------------

                  Subject to the provisions of this Agreement, from and after the Time of Closing (as defined in Section 6.1) Buyer shall assume the following liabilities and obligations of Seller, to the extent the same have not been discharged or satisfied prior to the Time of Closing: (a) the operating liabilities listed on the Schedule of Net Assets attached hereto as part of
SCHEDULE 4.2(i) and indicated thereon as being assumed by Buyer; and (b) liabilities and obligations arising out of Real Property Leases, Permits, Contracts and those matters listed on SCHEDULE 2.1(a) hereto to the extent such liabilities and obligations arise or are first required to be performed after the Time of Closing (the "Assumed Liabilities"). With the exception of the Assumed Liabilities, Buyer shall not by the execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof. Seller has entered into certain contracts with the United States Navy listed on SCHEDULE 2.1(b) (the "Navy Contracts"). Seller shall retain all liabilities under the Navy Contracts, and Buyer shall have no liability for the Navy Contracts.


                           ARTICLE III. PURCHASE PRICE
                           ---------------------------

                  SECTION 3.1. CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Property and in full payment therefor, at the Time of Closing, (a) Buyer shall assume the Assumed Liabilities as provided in Section 2.1 of this Agreement except for those liabilities to be retained by Seller, to be mutually agreed upon by Seller and Buyer, for which the Purchase Price shall be adjusted and (b) Buyer will pay to Seller the sum of Eight Million Two Hundred Fifteen Thousand Dollars ($8,215,000) (the "Purchase Price"). Seller agrees to pay and satisfy when due all amounts owed to trade creditors as operating liabilities and retained by Seller.

                  SECTION 3.2. PAYMENT. The portion of the purchase price set forth in Subsection 3.1(b) for the Property shall be payable at the Time of Closing by wire transfer of immediately available funds.

                  SECTION 3.3. PURCHASE PRICE ALLOCATION. Seller and Buyer hereby agree that the aggregate purchase price for the Property shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on SCHEDULE 3.3 to be delivered by Buyer to Seller within 90 days of the Time of Closing, the substance of which shall be subject to the consent of Seller which shall not be unreasonably withheld. Buyer and Seller covenant and agree to file all federal, state, local and foreign tax returns in accordance with such allocation.

                  SECTION 3.4. PRORATION OF EXPENSES. All utility charges and any other deferred expenses or charges relating to a period prior to the Effective Time, but not due and payable on or prior to the Effective Time and pertaining to the operation of the Division (collectively the "Prorated Items") shall be prorated as of the Effective Time and such prorated amount shall, to the extent possible, be paid or netted against all amounts due to Seller from Buyer at the Time of Closing, or paid to the appropriate party as soon as possible thereafter. Prorated Items that can be identified at the Time of Closing shall be set forth on SCHEDULE 3.4. Such prorations shall be made with respect to deferred expenses on the basis of the amounts of the Prorated Items for the twelve (12) month period preceding the Time of Closing (except that real estate taxes and assessments shall be prorated based on the latest available tax duplicate).

                  SECTION 3.5. POST-CLOSING PAYMENT. On or before August 20, 1998, Seller will inform Buyer in writing of the amount of the operating liabilities to be assumed by Buyer as part of the operating liabilities listed on the Schedule of Net Assets attached hereto as part of Schedule 4.2(i) (the "Assumed Amount"). Seller will provide the Buyer with, or with access to, evidence reasonably requested by Buyer to verify such amount. On or before August 28, 1998, Buyer will pay Seller an amount equal to the difference between Seven Hundred Thirty-Five Thousand Dollars ($735,000) and the Assumed Amount. In addition, on or before August 28, 1998, Seller will pay Buyer an amount equal to the excess, if any, of: (a) Three Million Nine Hundred Twenty-Five Thousand Dollars ($3,925,000) over (b) Total Gross Assets as Set forth on Schedule 4.2(i).


                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

                  SECTION 4.1. Buyer hereby represents and warrants to Seller that:

                  (a) ORGANIZATION. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) AUTHORIZATION; NO CONFLICTS. Buyer has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. All necessary and appropriate corporate action has been taken by the Buyer with respect to the execution and delivery of this Agreement and this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms. The consummation of the transactions contemplated by this Agreement shall not conflict with any applicable federal, state or local law, rule, regulation, writ, decree or order to which Buyer is subject, nor shall it conflict with or violate any term, provision or covenant of any mortgage, indenture, contract, agreement, instrument or judgment applicable to Buyer.

                  (c) LITIGATION. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of Buyer, threatened against Buyer, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which might have an adverse effect on its ability to perform any of its obligations under this Agreement or upon the consummation of the transactions contemplated by this Agreement.

                  (d) BROKERS AND FINDERS. Neither Buyer nor any of its officers, directors or employees, has engaged any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by Buyer in connection with this Agreement or the transactions contemplated hereby.

                  SECTION 4.2. Seller hereby represents and warrants to Buyer that:

                  (a) CORPORATE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

                  (b) AUTHORIZATION; NO CONFLICTS. Seller has all requisite corporate power and authority to enter into this Agreement perform its obligations hereunder and consummate the transactions contemplated hereby. All necessary and appropriate corporate action has been taken by the Seller with respect to the execution and delivery of this Agreement and this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms. The consummation of the transactions contemplated by this Agreement shall not conflict with Seller's Articles of Incorporation or Code of Regulations, any applicable federal, state or local law, rule, regulation, writ, decree or order to which Seller is subject, nor shall it conflict with or violate any term, provision or covenant of, or require any consent under any mortgage, indenture, contract, agreement, instrument, permit or judgment applicable to Seller or result in the imposition of any lien on any Property.

                  (c) COMPLIANCE WITH LAW. The operations of the Division complied and are in compliance in all material respects with all applicable laws, statutes, orders, rules or regulations or judgments, decisions or orders entered, by any federal, state, local or foreign court or governmental authority relating to the operation of the Division (collectively, the "Applicable Laws"). Each of the Permits is currently valid and in full force and effect and Seller is not in violation of any of the Permits and there is no pending or threatened proceeding which could result in the revocation or cancellation of any Permit. The Permits comprise all of those reasonably necessary or required for the operation of the Division's business.

                  (d)      PROPRIETARY RIGHTS.  SCHEDULE 1.1(e) sets forth:

                  (i) All patents, trade secrets, proprietary rights, computer software, trademarks, service marks, trade names, copyrights, and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which Seller owns or has the right to use or to which Seller is a party and which is used exclusively in the operation of the Division, other than the Excluded Property; and

                  (ii) all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices.

Except as set forth on SCHEDULE 4.2(d), Seller is the sole and exclusive owner of all right, title and interest in and to all Proprietary Rights free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever.

Other than the Proprietary Rights, no patent, trade secret, proprietary right, computer software, trademark, service mark, trade name or copyright is necessary for the operation of the business of the Division as the same is currently conducted. The business of the Division as conducted prior to the Time of Closing was not, to the best knowledge of Seller, in contravention of any trade name, service mark, patent, trademark, copyright or other proprietary right of any third party.

                  Except as set forth in SCHEDULE 4.2(d), none of the Proprietary Rights: has been hypothecated, sold, assigned or licensed by Seller or to the best knowledge of Seller, any other person, corporation, firm or other legal entity; to the best knowledge of Seller, infringe upon or violate the rights of any person, firm, corporation, or other legal entity; to the best knowledge of Seller, are subject to challenge, claims of infringement, unfair competition or other claims; or are being infringed upon or violated by any person, firm, corporation or other legal entity.

                  (e) TITLE TO PROPERTIES. Except as set forth in SCHEDULE 4.2(e), and except with respect to personal property leased pursuant to leases listed on SCHEDULE 1.1(b) and real property leased pursuant to real property leases listed on Schedule 1.1(a), Seller has good, valid and marketable title, to all of the Property. All of the Property is held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions.

                  (f) BROKERS, FINDERS. Except for the services of Lincoln Partners, LLC, whose fees will be paid by Seller, the transactions contemplated herein were not submitted to Seller by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of Seller submitted to Buyer by any such broker or other person.

                  (g) LEGAL PROCEEDINGS, ETC. Except as set forth on SCHEDULE 4.2(g), there is no claim, litigation, action, suit, investigation or proceeding, administrative or judicial, filed, pending or threatened against Seller involving the Division or involving the Property, this Agreement or the transactions contemplated hereby, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance, proceedings or claim. Neither the Seller regarding the Division nor any of the Property is directly subject to or affected by any order, decree, judgment or ruling of any court or governmental agency as the result of any litigation, action, suit, investigation or proceeding directly involving Seller.

                  (h) CONTRACTS AND COMMITMENTS. All of the Contracts are valid and binding, in full force and effect (assuming that the other party thereto in each such case has properly authorized by all requisite corporate (or, if not a corporation, by all other requisite) action and has properly executed and delivered the Contracts) and enforceable in accordance with their respective provisions. Seller has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any Contract. Seller (nor, to the best knowledge of Seller, any other party thereto) is not in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving or notice (or both) would constitute a violation or default of any Contract. No notice has been received by Seller claiming any such default by Seller or indicating the desire or intention of any other party thereto amend, modify, rescind or terminate the same.

                  (i) FINANCIAL STATEMENTS. The income statement and schedule of net assets attached hereto as SCHEDULE 4.2(i) (the "Financial Statement") are true, complete and correct in all material respects and were prepared in accordance with generally accepted accounting principles, except as noted on
SCHEDULE 4.2(i). The income statement fairly presents the results of operations of the Division in all material respects for the periods indicated.

                  (j) REAL PROPERTY LEASES. All Real Property Leases are valid and binding and in full force and effect; there are no material defaults thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default thereunder. All of the Real Property Leases are valid and binding, in full force and effect and enforceable in accordance with their respective provisions. Neither Seller nor, to the best knowledge of Seller, any other party thereto is in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a default of any such lease.

                  (k)       Benefit Plans
                            -------------

                           (1) Seller agrees to provide for the transfer or distribution of account balances (as appropriate) being maintained for the Employees under Seller's 401(k) plan as soon as administratively feasible after the Time of Closing. Where said 401(k) plan account balances are determined to be distributable, Buyer shall allow the Employees to transfer such account balances into its 401(k) plan. Notwithstanding anything contained in this Agreement to the contrary:
         (a) Buyer shall not assume and Seller shall remain responsible for any liability or obligation of Seller under COBRA to offer, maintain, provide or continue coverage for any individual who may have been covered under a group health plan maintained by Seller or an affiliated entity prior to the Time of Closing, and (b) Buyer shall only be obligated to comply with COBRA with respect to any individual it employs after the Time of Closing (and any of such employee's eligible dependents) and covers under any group health plan maintained by Purchaser.

                           (2) Seller has not participated in, made contributions to or had any other liability with respect to a multi-employer plan regarding the Division's employees. Buyer shall have no liability with regard to any benefits, plan interests, or benefit plans of Seller except as expressly assumed pursuant to this Agreement.

                  (l)      Environmental Matters.
                           ----------------------

                           (1) COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as may be disclosed in SCHEDULE 4.2(l), regarding the Division, its operations or properties, Seller is in material compliance with all Environmental Laws, and Seller has not received notice of any such violation or alleged violation of any such Environmental Laws. Seller possesses all required permits, licenses, certificates and registrations relating to health, safety or protection of the environment which, if not possessed, could result or has resulted in (i) material adverse consequences for the Division (or Buyer as the owner of the Property) or (ii) a material violation of any applicable Environmental Laws. "Environmental Laws" shall mean all applicable federal, state and local law, statute, ordinance, rule, regulation or code of any governmental entity, relating to: the protection, preservation, or restoration of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata); and the exposure to, or the emission, discharge, generation, use, manufacture, storage, treatment, processing, handling, labeling, production, transportation, distribution or release into the environment, or disposal of Hazardous Substances, as defined below. The term Environmental Laws includes, without limitation, the federal statutes the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act, each as amended, and the regulations promulgated under them, and their state and local counterparts.

                           (2) NO HAZARDOUS SUBSTANCES. Except as set forth on
         SCHEDULE 4.2(l), Seller has not generated, transported, treated, stored, or disposed of, nor has there been a release or threatened release of, any Hazardous Substances in, under or upon any real property at any time owned, leased, used or operated by the Division, except in material compliance with all applicable Environmental Laws. Except as set forth on SCHEDULE 4.2(l), Seller has not generated, transported, stored or disposed, or arranged for the disposal, of any Hazardous Substances in or with, equipment or other personal property now or heretofore owned, leased, used or operated by the Division, except in material compliance with al applicable Environmental Laws. Except as disclosed on SCHEDULE 4.2(l), there are no underground storage tanks under any real property now owned, leased, used or operated by the Division. "Hazardous Substances" shall mean any material listed, defined, designated or classified by type and/or quantity as hazardous or toxic or injurious to public health under any applicable Environmental Laws.

                           (3) NO ACTIONS OR PROCEEDINGS. Except as disclosed on
         SCHEDULE 4.2(l), Seller is not, nor has been subject to, nor has received any notice of, any private, administrative or judicial action, or notice of any intended private, administrative, or judicial action, relating to the presence or alleged presence of Hazardous Substances in, under or upon any real property, equipment or other personal property now or heretofore owned, leased, used or operated by the Division or any property, whether or not it was owned, leased, used or operated by the Division, which was used by the Division for the storage of inventory or production of finished goods or for the storage, treatment or disposal of any waste, product or by-product, and there is no basis for any such notice or action.

                           (4) TRANSPORTATION AND DISPOSAL OF HAZARDOUS
         SUBSTANCES. Except as disclosed on SCHEDULE 4.2(l), Seller, in the operation of the Division, has not sent, transported, caused the transportation of or disposed of any Hazardous Substances at any site, location or facility (whether or not any such site, location or facility is or was owned, used, operated or leased by Seller, except in material compliance with all applicable Environmental Laws.

                           (5) CERCLA WAIVER. Seller hereby waives, releases and agrees not to make any claim or bring any cost recovery action against Buyer under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 ET SEQ., or any state equivalent or any similar law now existing or hereafter enacted, except to the extent that the condition or circumstance giving rise to such claim or action is related to any act or failure to act on the part of Buyer, or any condition or circumstance coming into existence subsequent to the Closing Date.

                  (m) INTEREST OF SELLERS IN CUSTOMERS, ETC. Except as set forth in SCHEDULE 4.2(m), none of the Seller, its directors or officers or any of their respective Affiliates has any direct or indirect material interest in any competitor; supplier or customer of the Division or in any person from whom or to whom the Division leases any real or personal property or in any other person with whom the Division has any material business relationship.

                  (n) WARRANTIES. The terms of the standard product warranties made by the Division and the product warranty or return claims experience of the Division for the last two years are set forth in SCHEDULE 4.2(n). Except as set forth therein or as are imposed by operation of applicable law, Seller has not made any warranty with respect to products sold by the Division. Except as set forth in SCHEDULE 4.2(n), no warranty claims have been asserted against or paid by the Company since September 30, 1997, except for warranty claims arising in the ordinary course of the business consistent in kind and amount with past experience.

                  (o) CUSTOMERS. SCHEDULE 4.2(o) contains a list of the division's 15 largest customers and the amount of gross revenue attributable to each such customer during the twelve (12) month period ended September 30, 1997, Except as set forth on Section 4.2(o), Seller has not received any notice and Seller has no knowledge that any of the Division's customers intends to discontinue or substantially diminish its relationship with the Division on account of the transaction contemplated hereby or otherwise. No customer of the Division has any right to any credit or refund for services rendered or to be performed pursuant to any agreement, understanding or practice of the Division other than trade discounts or other allowances in the ordinary course of business consistent with past custom and practice.

                  (p) SUPPLIERS. SCHEDULE 4.2(p) contains a list of the Division's top 15 suppliers (by dollar volume of sales) during the twelve (12) month period ended September 30, 1997. Except as set forth in SCHEDULE 4.2(p), in the 12 months ending on the date hereof, none of such suppliers has canceled or otherwise terminated or, to the Seller's knowledge, overtly threatened to cancel or otherwise terminate its relationship with the Division.

                  (q) ABSENCE OF CERTAIN CHANGES. Except as disclosed on
SCHEDULE 4.2(q) since June 30, 1998, the business of the Division has been conducted only in the ordinary course, and there has not been:

                           (1) Any change in its condition (financial or
                  otherwise), assets, liabilities, earnings, business or operations, other than changes in the ordinary course of business and certain bonuses and other arrangements negotiated with senior executives of the Division in connection this transaction, none of which either singly or in the aggregate has been materially adverse to the performance of the business of the Division.

                           (2) Any damage, destruction, casualty or other
                  similar occurrence or event (whether or not insured against) which either singly or in the aggregate materially adversely affects its assets, liabilities, earnings, business or operations.

                           (3) Any mortgage or pledge of or encumbrance on any
                  of the Division's properties or assets.

                           (4) Any sales, transfers or other dispositions of any
                  of the Division's assets in excess of $10,000 in the aggregate, except inventory sold and accounts receivable collected in the ordinary course of business.

                           (5) Any actions outside of the ordinary course of
                  business or inconsistent with past practice by Seller regarding the Division to accelerate the collection of accounts receivable to the pre-Effective Time period which would in the ordinary course occur after the Effective Time.

                           (6) Any change from Seller's past practice relating
                  to the division regarding the incurrence and timing of payment of trade payables.

                           (7) Cancellation, waiver or release by Seller
                  regarding the Division of any debts, rights or claims, except in each case with respect to customer accounts in the ordinary course of business consistent with past custom and practices.

                           (8) Modification, amendment or termination of any
                  material Contract regarding the Division, other than expiration of Contracts in accordance with their terms.

                           (9) Loss or material adverse modification of the
                  Division's relationship with any material customer or supplier, or receipt of notification to such effect.

                           (10) Change in accounting principles, methods or
                  practices (including without limitation any change in depreciation or amortization policies or rates) utilized by Seller regarding the Division.

                           (11) Capital expenditures or commitments therefor by
                  Seller regarding the Division in excess of an aggregate of $20,000.

                           (12) No liabilities incurred in excess of $10,000 in
                  any individual instance, except in the ordinary course of business.

                           (13) Any increase in compensation paid to employees
                  of the Division, except in the ordinary course of business, consistent with past practice.

                  (r) INVENTORY. All items included in the Inventory are (i) of good and standard quality, (ii) in the case of raw materials, usable in the normal process of producing finished products being produced by the Division,
(iii) in the case of finished products, fit for the purpose for which they were made and salable in the ordinary course of business, and (iv) contain no obsolete items, except for items of obsolete material and materials below standard quality which have been written down to net realizable market value or have been reserved for in the Financial Statement (which reserve has been determined in accordance with GAAP).

                  (s) ACCOUNTS RECEIVABLE. All of the accounts receivable reflected in the Financial Statement or thereafter acquired prior to Closing arose only from the bona fide transactions in the ordinary course of the Division's business. All of the accounts receivable of the Division shall be set forth on SCHEDULE 1.1(g). Seller has no reason to believe such receivables will not be collected in full consistent with the Division's past practice and net of any bad debt reserve on the Financial Statement (which reserve has been determined in accordance with GAAP).

                  (t) EMPLOYEE MATTERS. There is not in effect nor has bargaining commenced with respect to a collective bargaining agreement with the Division's employees and, to the knowledge of Seller after reasonable inquiry, no union certification proceedings are contemplated. During the last five years there have been no strikes or work stoppages, and no strike or work stoppage is pending or, to the knowledge of Seller, threatened against the Division. There are no disputes, claims or charges, pending or, to the knowledge of Seller, threatened, against Seller regarding the Division alleging breach of an employment contract, employment discrimination, sexual harassment, unfair labor practice or violation of any state or federal statute relating to employment.

                  (u)       Taxes.
                            ------

                           (1) Seller has (or by the Closing will have) duly and timely filed all tax returns relating to the Division's business with respect to Covered Taxes (defined below) required to be filed on or before the Closing Date ("Covered Returns"). "Covered Taxes" shall mean all federal, state, local or foreign taxes payable by Seller for which Buyer could be held liable as a successor or otherwise. Except for Covered Taxes which are being contested in good faith and by appropriate proceedings, all Covered Taxes are due and payable on or before the Closing Date. All taxes required to be withheld by or on behalf of the Seller in connection with amounts paid or owing to any Division employee, independent contractor, creditor or other party with respect to the Division ("Withholding Taxes") have been withheld, and such withheld taxes have either been duly and timely paid to the proper governmental authorities or set aside in accounts for such purpose.


                  (2) Except as set forth on Schedule 4.2(t), regarding the Division (i) there are no Covered Taxes or Withholding Taxes asserted in writing by any governmental authority to be past due; and (ii) no material issue has been raised in writing by any governmental authority in the course of any open audit with respect to Covered Taxes or Withholding Taxes. Except as set forth on Schedule 4.2(t), regarding the Division no Covered Taxes and no Withholding Taxes are currently under audit by any governmental authority. Except as set forth on
         Schedule 4.2(t), regarding the Division neither the Internal Revenue Service or any other governmental authority is now asserting, or to the best knowledge of Seller, threatening to assert against Seller any material deficiency or claim for additional Covered Taxes or any adjustment of Covered Taxes.

                  (v) PROPERTY USED IN OPERATION OF DIVISION. The Property and the Excluded Property constitute all the assets necessary for the operation of the Division as it is currently operated.


                              ARTICLE V. COVENANTS
                              --------------------

                  SECTION 5.1. EMPLOYEES. Buyer shall offer to all of the employees of the Division, whose names are set forth on SCHEDULE 5.1 hereto employment with Buyer. Those employees of the Division who accept such offers of employment shall be referred to as "Transferred Employees." employment with Buyer. Buyer shall indemnify Seller for any liability imposed on Seller under the Worker Adjustment, Retraining and Notification Act, or any similar state law which is caused by Buyer's termination of more than 12 Transferred Employees, and for severance or other unemployment benefits claimed by any Transferred Employee. If Buyer terminates the employment of any Transferred Employee other than Peter Braumlich within 12 months after the Closing, Buyer shall provide such Transferred Employee severance benefits of the amount and type provided by Seller in accordance with Seller's past practices as described on SCHEDULE 5.1, prior to the Time of Closing. Seller shall have no liabilities for any severance costs for Transferred Employees of the Division, other than with respect to five
(5) key managerial employees of the Division identified by Seller (the "Key Employees"). As to the Key Employees, Seller shall be liable for any severance costs in excess of the amounts historically paid by Seller in accordance with Seller's past practices as described on Schedule 5.1, to the extent that any Key Employee is terminated prior to the 9 month anniversary from the Effective Time. In no event shall Buyer be liable to pay any severance benefits to the Key Employees in excess of the amount described in Schedule 5.1.

                  SECTION 5.2. CONDUCT OF BUSINESS OF SELLER PRIOR TO THE TIME OF CLOSING. Seller agrees that on and after the date hereof and prior to the Time of Closing, and except as otherwise consented to or approved by an authorized officer of Buyer in writing or required by this Agreement, the business, operations, activities and practices of the Division shall be conducted only in the ordinary course of business and consistent with past practice. Between the Effective Time and the Time of Closing and without Buyer's consent, Seller will not take, agree to take, or, to the extent Seller is reasonably able, knowingly permit to be taken any action or do or, to the extent Seller is reasonably able, knowingly permit to be done anything in the conduct of the Division's business, which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of the representations and warranties of Seller contained herein to be or become untrue in any material respect or which would materially diminish or otherwise decrease the value of the Property. Prior to the Time of Closing, Seller will use reasonable efforts to consult with Buyer regarding any material decisions or issues concerning the Division's business to the extent practicable.

                  SECTION 5.3. INSPECTION OF BOOKS AND RECORDS. From the date of this Agreement until the Closing, Seller shall make or cause to be made available to Buyer for examination and copying the Property and shall permit Buyer and its representatives, attorneys, accountants and agents to have access to the same upon reasonable prior notice.

                  SECTION 5.4. SEVERABILITY. With respect to any provision of this Article V finally determined by a court of competent jurisdiction to be unenforceable, Seller and Buyer hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Article V cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of Article V of this Agreement shall remain in full force and effect.

                  SECTION 5.5. FURTHER ASSURANCES. On and after the Time of Closing, Seller shall prepare, execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Property.

                  SECTION 5.6. NO PUBLIC ANNOUNCEMENT. Neither Buyer nor Seller shall issue any public announcements or press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Seller may make such disclosure required by law or securities exchange rules after which Buyer shall be free to make any such public announcements or public statements for reasonable business purposes.

                  SECTION 5.7. USE OF KEITHLEY NAME. Buyer shall have the royalty-free right, for a period of one year from and after the Time of Closing, to use the name "Keithley Instruments, Inc." (the "Name") subject to the following limitations:

                  (a) The Name may only be used by Buyer in the same manner and type of medium and to the same extent, as it has been used by Seller in the operation of the Division during the preceding year.

                  (b) Buyer's use of the Name shall be subject to such restrictions and requirements as Keithley may reasonably request to protect or enhance Keithley's interest in the Name.

                  If, during such one year period, Buyer has used all good faith efforts to transition the business of the Division to Buyer, Seller and Buyer shall discuss an extension of such right to use the Name for a period of up to six additional months on a royalty-free basis, upon other specific terms to be determined by Buyer and Seller.

                  SECTION 5.8. KEY EMPLOYEE AGREEMENT. Buyer acknowledges that Seller is a party to an Executive Employment Agreement with Terry Sheridan ("Sheridan") dated July ___, 1998 (the "Sheridan Agreement"). Buyer shall, at the Time of Closing, assume Seller's obligations under the Sheridan Agreement, subject to the following:

                  (a) If Sheridan's employment with Buyer is terminated prior to the one year anniversary of the Time of Closing, Seller shall pay 50% of the severance pay (including the cost of all benefits) due Sheridan under the Sheridan Agreement.

                  (b) Upon the expiration of such one year period, for the next succeeding 24 months, if Sheridan's employment is terminated, Seller's portion of such severance pay (including the cost of all benefits) shall decrease ratably each month from 50% of $235,194 such that after the expiration of the 24 month period, Seller shall have no liability for any severance payments to Sheridan.

                  SECTION 5.9. NON-COMPETITION COVENANT. For a period of three years from and after the Time of Closing, Seller shall not, directly, as a stockholder, partner or in any other capacity, or through any affiliate, engage in any business activity which competes with the business of the Division as it is conducted at the Time of Closing; provided, however, Seller may invest in the stock of any corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Seller does not own more than an aggregate of 3% of the stock of such corporation. For a period of three years from and after the Time of Closing, Buyer shall not, directly, as a stockholder, partner or in any other capacity or through any affiliate, engage in any business activity which competes with the business of Seller (exclusive of the Division) relating to Seller's "Core Competency Technology." Seller's Core Competency Technology is Seller's ability to measure low currents with extreme accuracy and repeatability as such business is conducted at the Time of Closing. For a period of one (1) year from the Time of Closing, Seller shall not employ or engage, recruit or solicit for employment or engagement, any Transferred Employees unless the Transferred Employee has been terminated by Buyer or Seller has obtained Buyer's prior written consent.

                  SECTION 5.10. IST TECHNOLOGY. Buyer acknowledges that certain of the Property relating to products utilizing optical laser stimulation of thermo luminiscent radiation dosimeters and other methods of detecting and measuring radiation (the "IST Technology") were acquired from International Sensor Technology, Inc. and Peter F. Braunlich pursuant to an Asset Purchase and Royalty Agreement dated November 21, 1995 (the "IST Agreement"). Buyer further acknowledges that it has been provided a copy of the IST Agreement which Seller represents is true, complete and correct. Buyer further acknowledges that Keithley's ability to transfer exclusive rights to the IST Technology to Buyer is conditioned upon Keithley's obligation to make royalty payments to IST as set forth in the IST Agreement. Except for the 1998 royalty payment, which shall be prorated, Buyer shall timely pay Keithley all royalty payments required to be paid by Keithley to IST under the IST Agreement in order to maintain such exclusive rights to the IST Technology for as long as Buyer desires to maintain such exclusive rights. Keithley shall timely remit to IST the royalty payment required to be paid in 1998 under the IST Agreement and all amounts received by Keithley from Buyer and required to be paid to IST under the IST Agreement. Buyer shall provide Keithley with all books of account and records relating to the calculation of such amounts in such detail as to permit Keithley to comply with its requirements under the IST Agreement. Buyer acknowledges that any failure by Buyer to pay such amounts to Keithley may result in the loss to Buyer of exclusive rights to the IST Technology. In the event Buyer determines that it is no longer desirous of maintaining exclusive rights to the IST Technology, Buyer shall immediately so inform Keithley. Seller shall not terminate the IST Agreement or release any of its rights under the IST Agreement without the prior written consent of Buyer. Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide for Buyer the benefits of the IST Agreement and to enforce, at the request of Buyer and for the account of Buyer, any rights of Seller arising under the IST Agreement. Notwithstanding anything herein to the contrary, Buyer shall have the right to assign its rights under this Section 5.10 to any purchaser of the IST Technology; provided, however, any such assignment shall not release Buyer of its obligations hereunder.

                  SECTION 5.11. ACCESS TO RECORDS. Seller shall be entitled to retain photocopies of all documents and records relating to the Division and Buyer shall keep any originals of such documents and records for the time periods required by applicable law, but not less than two years and specific records shall be kept for such period of time as Seller reasonably requests. Buyer shall on Seller's request provide Seller access to and the right to make copies of any documents and records relating to the operation of the Division prior to Closing. Buyer shall, upon Seller's request, provide Seller access to personnel and records reasonably requested by Seller to defend or respond to any litigation, government inquiry or audit, provided that Seller shall be responsible for the direct out-of-pocket costs associated herewith.

                  SECTION 5.12. COMMON AND UNIQUE PARTS. Certain component parts used in the Division's manufacturing process are proprietary to Keithley (the "Unique Parts") and certain component parts used in the Division's manufacturing process are also used in products manufactured by Keithley other than the Division (the "Common Parts"). Keithley obtains both the Unique Parts and the Common Parts from third parties, and Keithley will use all reasonable efforts to obtain the Unique Parts and the Common Parts for Buyer at Keithley's cost. Buyer shall use all reasonable efforts to obtain the Unique Parts and Common Parts (or replacements therefor) without Keithley's participation as soon as practicable.


                              ARTICLE VI. CLOSING
                              -------------------

                  SECTION 6.1. TIME OF CLOSING. This transaction shall close and all deliveries to be made at the time of closing shall take place at 10:00 a.m., Cleveland local time on August 7, 1998 to be effective as of 12:01 a.m. August 1, 1998 (the "Effective Time"), at the offices of Baker & Hostetler LLP, 3200 National City Center, 1900 E. 9th Street, Cleveland, Ohio, or at such other place or date as may be agreed upon from time to time in writing by Seller and Buyer (the "Time of Closing"). The "Closing" shall mean the deliveries to be made by Buyer and Seller respectively at the Time of Closing in accordance with this Agreement. All liabilities, costs, expenses and revenues of the Division shall be those of Buyer from and after the Effective Time, other than those liabilities, costs and expenses resulting from or related to a breach by Seller of Section 5.2.

                  SECTION 6.2. DELIVERIES BY SELLER. At or prior to the Time of Closing, Seller shall deliver to Buyer, all duly and properly executed, the following:

                  (a) A General Conveyance, Assignment and Bill of Sale, in substantially the form attached hereto as Exhibit 6.2(a) (the "Bill of Sale") conveying, selling, transferring and assigning to Buyer title to all of the Property .

                  (b) An Assignment and Assumption Agreement with respect to the Assumed Liabilities in substantially the form attached hereto as
         Exhibit 6.2(b) (the "Assignment and Assumption Agreement").

                  (c) A certificate of the President and Secretary of Seller in accordance with Section 7.1(d).

                  (d) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

                  (e) A Transition Services Agreement in substantially the form attached hereto as Exhibit 6.2(e) (the "Transition Services Agreement").

                  (f) Articles of Incorporation of Seller, certified by the Secretary of State of the State of Ohio.

                  (g) Code of Regulations of Seller and resolutions of the board of directors of Seller authorizing the transactions contemplated by this Agreement, each certified by the Secretary or Assistant Secretary of Seller.


                  SECTION 6.3. DELIVERIES BY BUYER. On or prior to the Time of Closing, Buyer shall deliver to Seller, all duly and properly executed, the following:

                  (a) The purchase price in accordance with Section 2.1.

                  (c) A certificate of the President and Secretary of Buyer in accordance with Section 7.2(d).

                  (d) The Assignment and Assumption Agreement.

                  (e) The Transition Services Agreement.

                  (f) Guaranty of Inovision L.P. guaranteeing the obligations of Buyer hereunder, in form and substance satisfactory to Seller.



                ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS
                ------------------------------------------------

                  SECTION 7.1. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Buyer):

                  (a) REPRESENTATIONS AND WARRANTIES. Seller's representations and warranties set forth in Section 4.2 of this Agreement shall have been true and correct in all respects when made and shall be true and correct in all respects at and as of the Time of Closing as if such representations and warranties were made as of the Time of Closing.

                  (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller, shall have been fully performed and complied with in all material respects on or prior to the Time of Closing, including, without limitation, the delivery of the fully executed instruments and documents in accordance with Section 6.2.

                  (c) NO ADVERSE PROCEEDING. There is no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, Seller, or the Property for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

                  (d) CERTIFICATE. Seller shall have delivered to Buyer a certificate executed by Seller's President and Secretary, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (b) and, to the best knowledge of such officers,
         (c), of this Section 7.1 have been satisfied.

                  (e) APPROVAL OF BOARD OF DIRECTORS. The Board of Directors of Seller shall have duly approved this Agreement and the consummation of the transactions contemplated herein.

                  (f) CONSENTS. Seller shall obtain the written consents of the other parties to the contracts listed on SCHEDULE 7.1(f) to the assignment of such contracts to Buyer, in each case in a form reasonably acceptable to Buyer (collectively, the "Closing Consents").

                  SECTION 7.2. CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

                  (a) REPRESENTATIONS AND WARRANTIES. Buyer's representations and warranties set forth in Section 4.1 of this Agreement shall have been true and correct in all respects when made and shall be true and correct in all respects at and as of the Time of Closing as if such representations and warranties were made as of such time and date.

                  (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with in all material respects on or prior to the Time of Closing, including the delivery of the funds and the fully executed instruments and documents in accordance with Section 6.3.

                  (c) NO ADVERSE PROCEEDING. At the Closing there is no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, Seller or the Property for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

                  (d) CERTIFICATE. Buyer shall have delivered to Seller at the Closing a certificate, dated the date of the Closing, executed by Buyer's President and Secretary to the effect that the conditions set forth in subsections (a) and (b) and, to the best knowledge of such officers, (c), of this Section 7.2 have been satisfied.

                  (e) APPROVALS OF BOARDS OF DIRECTORS. The Boards of Directors of Buyer shall have duly approved this Agreement and the consummation of the transactions contemplated herein.

                  SECTION 7.3. EFFORTS TO CLOSE. Each of the parties hereto shall use their respective reasonable efforts to fulfill the conditions set forth in this Agreement over which they have control or influence to complete the transactions contemplated by this Agreement in a timely manner.


                         ARTICLE VIII. INDEMNIFICATION
                         -----------------------------

                  SECTION 8.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  (a) Subject to the limitations set forth in Section 8.3 of this Agreement and notwithstanding any investigation conducted with regard thereto by or on behalf of the other party, all representations, warranties, covenants and agreements of Seller and Buyer in this Agreement and in the Additional Documents (as defined hereinbelow) shall survive execution, delivery and performance of this Agreement. All representations and warranties of Seller and Buyer set forth in this Agreement shall be deemed to have been made again at and as of the Time of Closing.

                  Section 8.2.  Indemnification.
                  ------------  ----------------

                  (a) Subject to the limitations set forth in Section 8.3 of this Agreement, Seller and Buyer shall indemnify and hold harmless the other and their officers, directors, employees and agents from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Buyer or Seller, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made in this Agreement; or regarding indemnification by Seller, (i) any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by Buyer or Seller, directly or indirectly, as a result of or arising from product liability claims for products made or manufactured prior to the Time of Closing, or (ii) any debts, obligations or liabilities (including contingent liabilities) of Seller or the Division accruing before the Effective Time; or regarding indemnification by Buyer any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by Buyer or Seller, directly or indirectly, as a result of or arising from (x) Buyer's failure to perform or discharge any Assumed Liabilities, or (y) any debts, obligations or liabilities (including contingent liabilities) of Seller or the Division accruing after the Effective Time other than those resulting from or related to a breach of Section
         5.2 (collectively, "Indemnifiable Claims").

                  (b) For purposes of this Article, all Damages shall be computed net of (i) any actual income tax benefit resulting therefrom to Buyer and (ii) any insurance coverage with respect thereto which reduces the Damages that would otherwise be sustained; provided, however, that, in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits shall be taken into account in determining the amount of reduction of Damages.

                  SECTION 8.3. LIMITATIONS ON INDEMNIFICATION. Rights to indemnification hereunder are subject to the following limitations:

                  (a) Buyer shall not be entitled to indemnification hereunder with respect to an Indemnifiable Claim (other than a breach or nonfulfillment of any covenants or warranties relating to Sections 5.1, 5.7, 5.8, 5.9 or 5.10 or agreement of Seller herein) (or, if more than one Indemnifiable Claim is or has been asserted, with respect to all Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $50,000, in which event the indemnity provided for in Section 8.2 hereof shall be effective with respect to only such amount of such Damages as exceeds the limitation set forth above in this subsection (a).

                  (b) In no event shall Seller's total liability for all Indemnifiable Claims exceed the Purchase Price.

                  (c) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 4.1 and 4.2 of this Agreement shall terminate two years after the Time of Closing, provided, however, that the representations and warranties set forth in
         Section 4.2(l) will terminate three years after the Time of Closing, and the representations and warranties set forth in Section 4.2(k), 4.2(t) and 4.2(v) shall survive until the expiration of the applicable statute of limitations.

                  (d) The foregoing provisions of this Section notwithstanding, if, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by Buyer or Seller to the other, or a suit or action based upon a claimed breach is commenced against Buyer or Seller, the other party shall not be precluded from pursuing such claimed breach or suit or action, or from recovering from the other party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

                  SECTION 8.4. EXCLUSIVE REMEDY OF BUYER. The remedies provided for in this Article VIII shall be exclusive as the contractual liability of Buyer and Seller for any breach by the other under this Agreement and the transactions contemplated hereby.

                  SECTION 8.5. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

                  (a) If either party (the "Indemnified Party") determines to seek indemnification under this Article with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the other party (the "Indemnifying Party") within 30 days of the Indemnified Party's becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party's. If any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within 20 days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party as long as such defense is instituted and continuously maintained in good faith by the Indemnifying Party. Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; (iii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby; and (iv) the Indemnifying Party will consult with the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim; provided however, that the consent of any Indemnifying Party will not be a pre-requisite to any settlement by the Indemnified Party, but in no event shall the Indemnifying Party agree to (x) any performance obligation applicable to the Indemnified Party as part of a settlement without prior approval as to such performance obligation from the affected Indemnified Party; or (y) in the case where Seller is the Indemnifying Party any settlement, which when combined with all other Indemnifiable Claims, is in excess of the Purchase Price. As used in this paragraph, "performance obligation" means actions or obligations other than the payment of money. The Indemnifying Party will not be required to indemnify the Indemnified Party for any amount paid or payable in the settlement of any claim for which the Indemnifying Party has delivered a timely notice of election if such amount was agreed to without the consent of the Indemnifying Party.

         With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

                  (b) In the event that the Indemnifying Party, within 20 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

                  SECTION 8.6. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD-PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the each provision of the contract under which the claim is made and the nature and amount of the claim asserted. If the Indemnifying Party, within 20 days after the mailing of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within said period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten days after such notice, the contested assertion of a claim shall be referred to arbitration in Cleveland, Ohio, in accordance with the rules then obtaining of the American Arbitration Association. The determination made in accordance with such rules shall be delivered in writing to the parties hereto and shall be final and binding and conclusive upon the parties hereto and the amount of the claim, if any, determined to exist shall be a valid Indemnifiable Claim. The fees of any arbitrator and expenses incurred by the arbitrator shall be paid by the non-prevailing party.

                  SECTION 8.7.  CONSENT TO SERVICE.
                  ------------  -------------------

                  (a) The Buyer hereby consents to the jurisdiction of the United States District Court for the Northern District of Ohio and any of the courts of the State of Ohio in a dispute arising under this Agreement and agrees further that service of process or notice in any such action, suit or proceeding shall be effective if in writing and sent by certified or registered mail, return receipt requested, postage prepaid, as provided in Section 10.1 hereof.

                            ARTICLE IX. TERMINATION
                            -----------------------

                  SECTION 9.1. TERMINATION BY EITHER PARTY. This Agreement may be terminated and cancelled at any time prior to the Closing by either Buyer or Seller upon written notice to the other if: (i) any of the representations or warranties of the other party, as the case may be, contained herein or in any Schedule attached hereto shall prove to be inaccurate or untrue in any material respect; or (ii) any obligation, term or condition to be performed, kept or observed by such other party, as the case may be, hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement or (iii) the Closing shall not have occurred on or before September 1, 1998.


                      ARTICLE X. MISCELLANEOUS PROVISIONS
                      -----------------------------------

                  SECTION 10.1. NOTICE. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail or by nationally recognized overnight delivery service bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Seller:              Keithley Instruments, Inc.
                           28775 Aurora Road
                           Solon, Ohio 44139
                           Attention:  Ronald M. Rebner

with a copy to:            Baker & Hostetler LLP
                           3200 National City Center
                           1900 East 9th Street
                           Cleveland, Ohio 44114-3485
                           Attention:  James B. Griswold

If to Buyer:               Inovision Radiation Measurements, L.L.C.
                           Corporate Headquarters
                           22699 Old Canal Road
                           Yorba Linda, CA 92887
                           Attn:  Herbert A. Hoebel, President & CEO

with a copy to:            Miller, Johnson, Snell & Cummiskey, P.L.C.
                           800 Calder Plaza Building
                           250 Monroe Avenue, N.W.
                           Grand Rapids, MI 49503
                           Attn:  John Sommerdyke

                  SECTION 10.2. ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

                  SECTION 10.3. BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Buyer, its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party or parties, provided however that Buyer may assign this Agreement to Buyer's bank as security or to a parent corporation or wholly-owned subsidiary of Buyer without the prior written consent of Seller.

                  SECTION 10.4. CAPTIONS. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

                  SECTION 10.5. EXPENSES OF TRANSACTION. Seller shall pay all costs and expenses incurred by it in connection with this Agreement, and the transactions contemplated hereby, and will make all necessary arrangements so that the Property will not be charged with or diminished by any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

                  SECTION 10.6. WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

                  SECTION 10.7. NO THIRD PARTY BENEFICIARIES. Subject to Section
10.3 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

                  SECTION 10.8. COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  SECTION 10.9. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Ohio. The parties agree that any action arising out of this Agreement shall be venued in the federal, state or local courts located in, or otherwise, having jurisdiction over Cuyahoga County, Ohio and the parties hereby consent to personal jurisdiction in such courts and waive any objection based on FORUM NON CONVENIENS and any objection to jurisdiction or venue of any action instituted hereunder.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                            BUYER:


                            By       /s/ Zohar Ziv
                                     -------------
                                     Zohar Ziv
                            Title    Vice President and Chief Financial Officer

                            SELLER:
                            KEITHLEY INSTRUMENTS, INC.


                            By       /s/ Ronald M. Rebner
                                     --------------------
                                     Ronald M. Rebner
                            Title    Vice President and Chief Financial Officer

INDEX OF SCHEDULES NOT FILED WITH THE ASSET PURCHASE AGREEMENT:

Schedule 1.1(a)     Real Property Leases
Schedule 1.1(b)     Personal Property
Schedule 1.1(c)     Inventory
Schedule 1.1(d)     Permits
Schedule 1.1(e)     Proprietary Rights
Schedule 1.1(f)     Contracts
Schedule 1.1(g)     Accounts Receivable
Schedule 1.1(z)     Excluded Property

Schedule 2.1(a)     Assumed Liabilities
Schedule 2.1(b)     Navy Contracts

Schedule 3.3        Purchase Price Allocation
Schedule 3.4        Proration of Expenses

Schedule 4.2(d)     Exceptions to Proprietary Rights
Schedule 4.2(e)     Title to Properties
Schedule 4.2(g)     Legal Proceedings, etc.
Schedule 4.2(i)     Financial Statements
Schedule 4.2(l)     Environmental Matters
Schedule 4.2(m)     Interest of Sellers in Customers
Schedule 4.2(n)     Warranties
Schedule 4.2(o)     Customers
Schedule 4.2(p)     Suppliers
Schedule 4.2(q)     Absence of Certain Changes

Schedule 5.1        Employees

Schedule 7.1(f)     Closing Consents



The company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.